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                                                                    EXHIBIT 14.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-156336 on Form N-14 under the Securities Act of 1933, as amended, of our reports dated August 18, 2008, relating to the financial statements and financial highlights of Van Kampen Global Value Equity Fund and Van Kampen Global Franchise Fund appearing in the Annual Report on Form N-CSR of Van Kampen Series Funds, Inc. for the year ended June 30, 2008, and to the references to us under the headings "Other Service Providers" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 4, 2009